Exhibit 10.1

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT made and entered into as of April 7, 2023 (this “Investment Agreement”), by and among AVRA MEDICAL ROBOTICS, INC., a Florida corporation (“AVRA”), CARDIOVENTURES INC., a Delaware corporation (“CardioVentures”), DR. SUDHIR PREM SRIVASTAVA (“Dr. Srivastava”) and Dr. FREDERIC H. MOLL (“Dr. Moll”). AVRA, CardioVentures, Dr. Srivastava and Dr. Moll are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, on November 7, 2022, AVRA, a wholly-owned subsidiary of AVRA (“Merger Sub”), CardioVentures and Dr. Srivastava entered into a Merger Agreement (the “Merger Agreement”), pursuant to which, among other matters, AVRA will acquire all of the issued and outstanding capital stock of CardioVentures, by merger of Merger Sub with and into CardioVentures (the “Merger”) and AVRA will change its name to SS Innovations International, Inc. (“SSII”); and

WHEREAS, pending consummation of the Merger, Dr. Moll has provided an aggregate of $2,000,000 (the “Initial Investment”) and, subject to the terms and conditions of this Investment Agreement will provide an additional $1,000,000 in financing (the “Fourth Tranche” and, together with the Initial Investment, the “Interim Financing”) to AVRA, which will be used to fund CardioVentures working capital needs; and

WHEREAS, in consideration of Dr. Moll providing the Interim Financing to AVRA, the Parties have agreed that immediately following consummation of the Merger, Dr. Moll will hold seven percent (7%) of the then issued and outstanding common stock of SSII (the “Shares”) on a fully-diluted basis (as used in this Investment Agreement, “fully-diluted basis” means the issued and outstanding number of shares of the applicable entity, assuming conversion or exercise of all of the entity’s outstanding convertible or exercisable securities, including, without limitation, shares of convertible preferred stock and all outstanding vested or unvested options and warrants to purchase capital stock of the entity); and

WHEREAS, the Parties wish to enter into this Investment Agreement to confirm the terms and conditions on which Dr. Moll will receive such Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereto agree as follows:

1. The above Recitals are true and correct and are incorporated herein by reference.

2. Dr. Moll has heretofore provided AVRA $2,000,000 in Interim Financing evidenced by three instruments, each referred to as a “7% Automatically Convertible One-Year Promissory Note” in the original amounts of $100,000, $900,000, and $1,000,000 (each an “Original Investment Instrument” and, collectively, the “Original Investment Instruments”). Promptly upon execution of this Investment Agreement, Dr. Moll will provide AVRA with an additional $1,000,000 in Interim Financing (together with the Initial Investment, which aggregates $3,000,000 in total investments, the “Invested Amount”).

3. Notwithstanding the terms and conditions of the Original Investment Instruments, the entire Invested Amount will convert into shares of SSII capital stock as follow:

a)	Immediately prior to consummation of the Merger (but subject to the consummation thereof), CardioVentures will issue to Dr. Moll a number of shares of common stock of CardioVentures (“CardioVentures Shares”) such that, upon the consummation of the Merger, such CardioVentures Shares shall convert into and be equal to five percent (5%) of SSII’s then issued and outstanding shares on a fully-diluted basis (such number of CardioVentures Shares, the “Initial SSI Shares”).

b)	To facilitate the issuance of the CardioVentures Shares to Dr. Moll pursuant to clause a above, immediately prior to consummation of the Merger (but subject to the consummation thereof), Dr. Srivastava shall surrender and forfeit to CardioVentures a number of CardioVentures Shares equal to two percent (2%) of the then issued and outstanding CardioVentures Shares on a fully-diluted basis.

c)	Immediately after consummation of the Merger, SSII will issue to Dr. Moll an additional number of Shares in an amount that, when combined with the Initial SSI Shares, will equal seven percent (7%) of SSII’s then issued and outstanding Shares post-Merger on a fully-diluted basis (such additional Shares, together with the Initial SSI Shares, the “Original Shares”).

d)	Thereafter, if prior to the date on which SSII’s Shares are listed for trading on the New York Stock Exchange or any tier of the Nasdaq Stock Market, SSII raises capital in one or more private or public financings at a pre-money equity valuation of SSII of less than $100 million (the “Capital Raise Valuation”), then Dr. Moll shall be issued such number of additional SSII Shares equal to (a) (i) $100 million, divided by the Capital Raise Valuation, multiplied by (ii) the total number of Original Shares, minus (b) the Original Shares, and such adjustment shall be calculated or re-calculated, as applicable, based on the lowest Capital Raise Valuation.

4. AVRA, CardioVentures and Dr. Srivastava jointly and severally represent and warrant to Dr. Moll as follows:

a)	All corporate action on the part AVRA and CardioVentures necessary for the issuance of the capital stock to Dr. Moll as outlined in Section 3, above, and for consummation of the Merger has been taken.

b)	No consents or approvals are required in connection with the performance by AVRA or CardioVentures of their respective obligations under this Investment Agreement or for the consummation by AVRA and CardioVentures of the Merger, other than such consents and approvals as have been obtained and are in full force and effect as of the date hereof.

c)	The capital stock issued to Dr. Moll pursuant to Section 3, above, when issued and delivered in accordance with the terms set forth in this Investment Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Dr. Moll, and will be issued in compliance with all applicable federal and state securities laws.

5. AVRA and CardioVentures shall consummate the Merger by no later than April 14, 2023. If the Merger is not consummated on or prior to such date, then Dr. Moll shall have the right to put all rights, title and interest in and to the Investment Agreement (and the Original Investment Instruments) to AVRA, CardioVentures and Dr. Srivastava (the “Put Right”). The Put Right shall be exercisable by Dr. Moll by giving written notice of such exercise to AVRA, CaridoVentures and Dr. Srivastava. Within five business days after giving such notice, AVRA, CardioVentures and Dr. Srivastava, on a joint and several basis, shall purchase from Dr. Moll all rights, title and interest in and to the Investment Agreement (and the Original Investment Instruments) for an amount in cash equal to the Invested Amount, plus an amount equal to a return on such Invested Amount at a rate of 7% per annum (computed on the basis of a 360-day year consisting of twelve 30 day months), which return will accrue from and including the respective dates of each Original Investment Instrument, and in the case of the Fourth Tranche, will accrue from and including the date of this Investment Agreement, until the date on which payment is made to Dr. Moll as required by this Section 5. Any such payment which is not paid within such five business day period shall accrue a return at a rate of twelve percent (12%) per annum (computed on the basis of a 360-day year consisting of twelve 30 day months), from such fifth business day until the same is paid.

6. The Invested Amount and accrued return, if any, thereon may not otherwise be paid in cash by AVRA without the prior written consent of Dr. Moll.

7. AVRA covenants and agrees that, so long as the Invested Amount shall be outstanding, AVRA will:

a)	promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon AVRA or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that AVRA shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and AVRA shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

b)	do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to AVRA as its counsel may advise;

c)	at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

d)	keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations; and

e)	at all times, keep true and correct books, records and accounts.

8. To the extent the terms and conditions of this Investment Agreement conflict with the terms and conditions of any Original Investment Instrument, the terms of this Investment Agreement shall control and the applicable Original Investment Instrument shall be deemed to be amended as necessary to be consistent with this Agreement.

9. The Parties acknowledge and agree that for United States federal and state income tax purposes, (i) this Investment Agreement (together with the Original Investment Instruments) are, and at all times have been, intended to be characterized as convertible equity of AVRA, and more particularly as convertible common stock of AVRA for all purposes of the Internal Revenue Code of 1986, as amended, (ii) the conversion of the Investment Agreement (together with the Original Investment Instruments) into SSII Shares pursuant to Sections 3.a) and 3.c) is intended to be characterized as a non-realization event or an exchange to which no gain or loss is recognized, and (iii) any issuance of additional SSII Shares pursuant to Section 3.d) is intended to be characterized as being made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution of the interest of Dr. Moll described in Treasury Regulations Section 1.305-7(b)(1) (the “Intended Tax Treatment”). Accordingly, the parties agree to treat the transactions contemplated by this Investment Agreement (together with the Original Investment Instruments) consistent with the Intended Tax Treatment for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statement).

10. This Investment Agreement constitutes, together with the Original Investment Instruments (as amended as provided herein), the entire agreement and understanding between the Parties relating to the subject matter hereof. Any changes in this Investment Agreement shall only be based on mutual agreement between the Parties and shall be in writing. This Investment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. All of the Parties hereby irrevocably waive any objections which they may have to the jurisdiction or venue of any suit, action or proceeding, arising out of or relating to this Investment Agreement, brought in any state or federal court sitting in Delaware, and hereby further irrevocably waive any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Wherever in this Investment Agreement reference is made to a Party, such reference shall be deemed to include, as applicable, a reference to their respective permitted successors and permitted assigns, and the provisions of this Investment Agreement shall be binding upon and shall inure to the benefit of such successors and permitted assigns.

11. In the event that any provision of this Investment Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Investment Agreement. Nothing contained herein shall be deemed or operate to preclude Dr. Moll from bringing suit or taking other legal action against any other Party in any other jurisdiction to collect on AVRA’s obligations to Dr. Moll, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of Dr. Moll.

12. This Agreement may be executed by the parties hereto in separate counterparts (by facsimile, .pdf and electronic transmission), each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.

13. No delay in the exercise of any right or remedy of any Party hereto shall operate as a waiver thereof, and no single or partial exercise of any such right or remedy shall preclude other or future exercise thereof or the exercise of any other right or remedy.

14. It is expressly understood and agreed by the Parties hereto that if it is necessary to enforce payment of this Investment Agreement through the engagement or efforts of an attorney or by suit, AVRA and/or SSII shall pay reasonable attorneys’ fees, expenses of counsel, and other costs of collection actually incurred by Dr. Moll.

15. Any notice, request or other communications required by or pursuant to this Investment Agreement shall be delivered personally or sent by overnight courier to the Parties at the following addresses or to such address as a Party may subsequently designate by like notice to the other Parties. Notices shall be effective upon receipt, if delivered personally, or one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

If to Avra:	1600 SE 15th St. # 512
Fort Lauderdale, FL 33316
Attention : Barry F. Cohen, Chief Executive Officer

If to CardioVentures
and Dr. Srivastava:	Davis & Co, The Parthenon Building
No. 17 West Street North
P.O. Box N-7940, Nassau, Bahamas
Attention: Dr. Sudhir Srivastava

If to Dr. Moll:	Dr. Frederic Moll
4000 E Denny
Blaine Place Seattle,
WA 98112

With a copy to:
Andrew Moore
Perkins Coie LLP
1201 Third Avenue, 49th Floor
Seattle, WA 98101

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

AVRA MEDICAL ROBOTICS, INC.

By:	/s/ Barry F. Cohen
Barry F. Cohen, Chief Executive Officer

CARDIOVENTURES, INC.

By:	/s/ Sudhir Prem Srivastava
Dr. Sudhir Prem Srivastava, Chairman and CEO

/s/ Sudhir Prem Srivastava
Dr. Sudhir Prem Srivastava

/s/ Frederic Moll
Dr. Frederic Moll